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                                 EXHIBIT 99.1



_________, ___________, 1997 - 9:00 a.m. EST


Just Like Home, Inc. and Community Assisted Living Centers, Inc. Sign Merger Agreement

Bradenton, Florida -- ____________, 1997 -- Just Like Home, Inc. ("JLH") announced today that it had signed a merger agreement with Community Assisted Living Centers, Inc. ("Community") of Nokomis, Florida. Community is a privately held assisted living development and management company. Community presently operates a 68 unit assisted living facility in Bradenton, Florida, and has five additional facilities in the early stages of development. Under the merger agreement, JLH, as the surviving company in the merger, will acquire all of the assets and operations of Community in return for the issuance of shares of JLH common stock to existing Community shareholders. The merger agreement is subject to a shareholder vote of Community and a thirty day acquisition audit by Community.

Commenting on the transaction, Richard T. Conard, M.D., Chairman and Chief Executive Officer of JLH was quoted as saying: "Just Like Home is a pioneer in the operation and development of assisted living facilities that create a home like environment for their residents. We believe the merger with Community, a company which shares our philosophy, will benefit both organizations, their respective shareholders and move us to a new level accomplishment."

John F. Robenalt, President and Chief Executive Officer of Community, remarked that: "We are very pleased with the opportunities which this transaction presents. We believe that our strong management team and pragmatic approach to development, coupled with Just Like Home's existing operations and management, will allow our two companies to achieve more as a combined unit than would have been possible on an individual basis."

Once the merger becomes effective, Mr. Robenalt will serve as President and Chief Executive Officer of JLH, while Dr. Conard will become co-Chairman along with Ronald O. Braun of St. Louis, Missouri.

Just Like Home specializes in development and management of residential-style assisted living communities, and currently provides these services in eight facilities throughout the State of Florida.